Exhibit 99.1

SGI ANNOUNCES PRELIMINARY ALTIX ORDERS

Mountain View, Calif. (June 23, 2004)*Silicon Graphics (NYSE: SGI) announced that it has received preliminary confirmation from two U.S supercomputing customers of large orders for SGI® Altix® servers and related SGI® InfiniteStorage systems and services. The orders are expected to be delivered primarily in the first two quarters of SGI's next fiscal year, which ends in June 2005. The aggregate value of the orders is expected to be approximately $55 million. SGI and its customers expect to make subsequent announcements that will contain further details of these orders.

SGI is not changing its previously-announced guidance for the quarter ending June 25, 2004. SGI expects to announce its results for the 2004 fiscal year on July 27, 2004, at which time it also expects to provide guidance with respect to the first quarter of fiscal 2005.

This news release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include the possibility that the orders described in this release will not be finalized or will be modified or cancelled by the customers, the possibility that the timing of deliveries may be affected by component availability or other factors, and the other risks detailed from time to time in the company's most recent SEC reports, including its reports on Form 10-K and Form 10-Q. Silicon Graphics undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery(tm) SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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